UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported):  November 17, 2010

Cal-Maine Foods, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-04892	64-0500378
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3320 Woodrow Wilson Avenue
Jackson, MS  39207
(Address of principal executive offices (zip code))

601-948-6813
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 17, 2010, Cal-Maine Foods, Inc. (the “Company”) learned that at a press conference held today that the Humane Society of the United States made allegations alleging inhumane treatment of laying hens at our Waelder, Texas facility.

Cal-Maine Foods has been a leader in accepting and implementing animal welfare measures.  All of the Company’s facilities are operated in full compliance with existing environmental, health and safety laws and regulations and permits.  Each employee involved in the care and handling of our hens is required to review, sign and comply with our Company code of conduct regarding the ethical treatment of hens which requires employees to report any possible violations.  As a fully-integrated shell egg producer, all shell egg facilities are subject to United States Department of Agriculture (USDA) and Food and Drug Administration (FDA) regulations and are subject to various state and local health and agricultural agencies.

All of Cal-Maine Foods’ eggs are produced in accordance with United Egg Producers (UEP) animal care guidelines.  Additionally, Cal-Maine Foods offers all of its customers the choice of cage-free eggs.  The UEP guidelines are based on recommendations from an independent scientific advisory committee.  The guidelines place top priority on the comfort, health and safety of the chickens.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

1.	Release posted on its website by the Company on November 17, 2010.

SIGNATURES

Pursuant to the requirements for the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAL-MAINE FOODS, INC.

Date: November 17, 2010	By:	/s/ Fred R. Adams, Jr.
Fred R. Adams, Jr.
Chairman of the Board of Directors